Exhibit 99.1

NEWS RELEASE: Oct. 19, 2005	Contact:	Heather Beshears
Vice President,
Corporate Communications
InPlay Technologies, Inc.
Tel: 480.586.3357
Heather@InPlayTechnologies.com
InPlay Technologies Provides Update on Potential Impact of Delphi Bankruptcy
PHOENIX, Ariz. (Oct. 19, 2005) — InPlay Technologies (NASDAQ: NPLA) announced today that the debtors and debtors-in-possession for Delphi Corp have filed a motion to reject the exclusive license agreement signed with InPlay, formerly Duraswitch. A hearing to consider the motion will be held on October 27, 2005.
Duraswitch and Delphi signed the agreement in 2000, at which point Delphi paid a non-refundable $4 million and committed $12 million minimum royalties to Duraswitch through 2007 for exclusive rights to use Duraswitch technologies in the automotive industry. To date, Delphi has paid $3 million of that commitment to InPlay, with an additional $3 million to be paid in July 2006 and $6 million in July 2007.
The motion requests that this agreement be rejected, thereby allowing Delphi to avoid paying the remaining committed minimum royalty fees.
InPlay intends to exercise all of its available rights and remedies with respect to the agreement in the Delphi bankruptcy case.
About InPlay Technologies
InPlay Technologies markets and licenses proprietary emerging technologies. The InPlay business model is to bring inventions to market by creating win-win relationships for the inventors and manufacturers through InPlay Technologies. The company was founded to commercialize its internally developed Duraswitch electronic switch technologies and has executed license agreements with switch manufacturers and OEMs worldwide. Duraswitch patented technologies are in the controls of a wide range of commercial and industrial applications. InPlay Technologies is focused on building on the Duraswitch foundation and leveraging its licensing model with additional, innovative technologies. Visit www.inplaytechnologies.com for more information.
This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding the outcome of the motion to reject the exclusive license agreement. Risks and uncertainties that could cause results of operations to differ materially from those projected include the potential impact on InPlay’s business and stock as a result of the loss of the anticipated $9 million in royalties from Delphi and other uncertainties described from time to time in InPlay’s documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004. These forward-looking statements represent InPlay’s beliefs as of the date of the press release and InPlay disclaims any intent or obligation to update these forward-looking statements.
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